VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

Washington, D.C. 20549

August 23, 2021

Re:     Invesco DB Multi-Sector Commodity Trust

Invesco DB Oil Fund

Registration Statement on Form S-3 (Registration Nos. 333-257268 and 333-257268-01)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Invesco DB Multi-Sector Commodity Trust and Invesco DB Oil Fund hereby request acceleration of the effective date of the Registration Statement on Form S-3 (Registration Nos. 333-257268 and 333-257268-01, respectively), so that it becomes effective at 4:00 p.m., Eastern Time, on August 25, 2021, or as soon as practicable thereafter.

Invesco DB Multi-Sector Commodity Trust

By:	Invesco Capital Management LLC, its Managing Owner

	By:	*
		Name:	Anna Paglia
		Title:	Principal Executive Officer

Invesco DB Oil Fund, a series of Invesco DB Multi-Sector Commodity Trust

By:	Invesco Capital Management LLC, its Managing Owner

	By:	*
		Name:	Anna Paglia
		Title:	Principal Executive Officer

*By:	/s/ Adam Henkel Name: Adam Henkel
Title: Attorney-in-fact